Exhibit 99.1

                                                   News
                                       Release

                             Vectren Corporation

                             One Vectren Square

                             Evansville, IN 47708

September 13, 2006
FOR IMMEDIATE RELEASE

Media Contact: Mike Roeder, (812) 491-4143 or mroeder@vectren.com
Investor Contact: Steve Schein, (812) 491-4209 or sschein@vectren.com

PUCO Approves Conservation Program for
Vectren Energy Delivery of Ohio

COLUMBUS, OHIO (Sept. 13, 2006) - Today, the Public Utilities Commission of Ohio (PUCO) approved a proposal by Vectren Energy Delivery of Ohio (VEDO), a wholly-owned subsidiary of Vectren Corporation (Vectren; NYSE: VVC), to implement a conservation program and a rate design change that moves away from volumetric ratemaking and aligns the company’s and customers’ interest to conserve natural gas.

Originally filed with the PUCO as a settlement agreement between VEDO, the Office of the Ohio Consumers Counsel (OCC) and the Ohio Partners for Affordable Energy (OPAE), the order, which modifies the settlement, establishes a two year, $2 million low-income conservation program to be paid by VEDO. It also establishes a sales reconciliation rider (SRR) intended to be a recovery mechanism for the difference between the rate base revenues actually collected by the company and the base revenues approved in the company’s most recent rate case.

“We are pleased with today’s commission action and are excited to be among the first companies in the country to establish a rate mechanism that will allow us to encourage our Ohio customers to conserve energy,” Niel C. Ellerbrook, Chairman, CEO and President of Vectren said. “The outcome of this order is consistent with our desire to better align our interests with our customers. An added benefit of this order will be the creation of additional conservation programs for low-income customers who are most harmed by recent high and volatile natural gas prices.”

Traditionally, regulation has provided for a significant portion of fixed cost recovery through throughput or volume charges, which motivate gas utilities to promote increased customer consumption. The approved rate design change marks a departure from tradition and is an approach advocated by energy efficiency experts, consumer advocates and the natural gas industry. In light of increasing and extremely volatile natural gas commodity costs, the objective of this rate design change is to align the interests of the company with customers by supporting conservation.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 16, 2006.